                                                                   EXHIBIT 10.52






                        AMENDMENT NO.2 TO LEASE AGREEMENT

                            Dated as of July 16,2001

                                 by and between

                     FLATIRONS FUNDING, LIMITED PARTNERSHIP,

                                    as Lessor

                                       and

                         ELECTRONIC ARTS REDWOOD, INC.,

                                    as Lessee

         Property located in Redwood City, San Mateo County, California

The Lease Agreement and all amendments thereto, including this Amendment No.2 to
     Lease Agreement and is subject to a lien in favor of KeyBank National Association, as the Agent ("Agent") under the Credit Agreement. This Amendment
   No.2 to Lease Agreement has been executed in several counterparts. To the extent, if any, that the Lease Agreement and this Amendment No.2 to Lease Agreement constitute chattel paper (as such term is defined in the Uniform
  Commercial Code as in effect in any applicable jurisdiction), no lien on the Lease Agreement or on this Amendment No.2 to Lease Agreement may be created through the transfer or possession of any counterpart other than the original counterpart containing the receipt therefore executed by the Agent on or following the signature page hereof.

                  This counterpart is the original counterpart.

                        AMENDMENT NO.2 TO LEASE AGREEMENT

          THIS AMENDMENT NO.2 TO LEASE AGREEMENT (this "Amendment"), dated as of July 16, 2001, is entered into by and among:

          (1) FLATIRONS FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership (the "Lessor");

          and

          (2) ELECTRONIC ARTS REDWOOD, INC., a Delaware corporation (the "Lessee").

                                    RECITALS

A. The Lessee and the Lessor are parties to that certain Lease Agreement dated as of February 14, 1995, for which a Memorandum of Lease was recorded on February 15, 1995, in the Official Records of San Mateo County, California, as Document No. 95015509, for which an Amended and Restated Memorandum Lease Agreement was recorded March 27, 1997, as Document No. 97034604, which Lease Agreement was amended by that certain Amendment No.1 to Lease Agreement dated as of March 7, 1997, and supplemented by that certain AFL Unit Leasing Record dated December 1, 1998, which memorandum of lease was further amended by that certain Second Amended and Restated Memorandum Lease Agreement dated as of August 31,1998, recorded on September 2, 1998, as Document No. 98141934, and further amended by that certain Third Amended and Restated Memorandum of Lease Agreement dated as of May 5, 1999, and recorded on May 5, 1999, as Document No. 99078944, and further amended by that certain Fourth Amended and Restated Memorandum of Lease Agreement dated as of December 6,2000, and recorded on December 8, 2000, as Document No. 2000-155930 (the Lease Agreement, together with all memoranda thereto, as so amended and modified, the "Lease Agreement") affecting certain real property and improvements located in San Mateo County, California, more specifically described in Exhibit A attached hereto and made a part hereof.

B. The Lessor, the Lessee, and certain other parties have entered into that certain Credit Agreement dated as of July 16,2001 (the "Credit Agreement").

C. The Lessor and the Lessee have now agreed to amend the Lease Agreement upon the terms and subject to the conditions set forth below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessee and Lessor hereby agree as follows:

1. Definitions. Interpretation. All capitalized terms defined above and elsewhere in this Amendment shall be used herein as so defined. Unless otherwise defined herein, all other capitalized terms shall have the respective meanings given to those terms in Section 1 of the Lease Agreement, as amended by this Amendment.


2. Amendments to Lease Agreement. Subject to the satisfaction of the conditions set forth in paragraph 4 below, the Lease Agreement is hereby amended as follows:

(a) Section 1 of the Lease Agreement is hereby amended by:

(i) deleting therefrom in their entirety the following terms:

"Acquisition Cost"
"Additional General Partner"
"Adjusted Acquisition Cost"
"Cash Proceeds"
"Computation Period"
"Lease Rate Date"
"Level 1"
"Level 2"
"Level 3"
"Level 4"
"Level 5"
"Monthly Rent Component"
"Variable Component of Basic Rent"

(ii) deleting therefrom in their entirety the definitions of the terms "Merrill", "Merrill Leasing", and "Merrill Lynch." Wherever these terms appear in the Lease Agreement, they shall be interpreted to refer to the Agent wherever the context requires;

(iii) adding thereto in the appropriate alphabetical order the following new definitions:

"Adverse Environmental Condition" means the occurrence of any Hazardous Condition or any of the matters referred to in the definition of Environmental Claim.

"Agent" means KeyBank National Association, and its permitted successors and assigns.

"Alternate Rate" means, on any day, the greater of (i) the Prime Rate in effect on such date and (ii) the Federal Funds Rate for such day plus one-half percent (0.50%).

"Applicable Law" means all existing and future applicable laws, rules, regulation (including Environmental Laws), statutes, treaties, codes, ordinance, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment, those pertaining to the use or occupancy of the Property and those which in any way limit the use or enjoyment thereof), or common law, in each case affecting the Lessee, the Guarantor or the Property, and any restrictive covenant or deed restriction or easement of record encumbering the Property.

"Applicable Margin" means the spread over the one (1) month LIBOR rate determined by reference to the Guarantor's Total Consolidated Debt/Tangible Net Worth Ratio set forth in the following pricing grid:

Total Consolidated Debt/            Liquidity Loan        Tranche B Loan
------------------------            ---------------       ---------------
Consolidated Tangible Net Worth     LIBOR Margin          LIBOR Margin
--------------------------------    ------------          ------------
*0.33                               1.25%                        1.50%
*0.50                               1.50%                        1.75%
*0.65                               1.75%                        2.00%
**0.65                              2.00%                        2.25%


* Less Than or Equal to.
** Greater Than.

"Conduit Agent" means The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, and its permitted successors and assigns.

"Consenting Parties" shall have the meaning specified in Section 11.1(b) of the Credit Agreement.

"CP Rate" means, with respect to the Note Purchaser, the all-in- cost of funding its acquisition of the Notes and the funding of the advances thereunder to the extent such funding is being provided by the Note Purchaser's issuance of Commercial Paper (including discount, dealer commissions and such other amounts as the Conduit Agent determines to be appropriate). The determination of the Note Purchaser's CP Rate, as well as the determination of which maturities of Commercial Paper to issue, will be made by the Conduit Agent, whose determination shall be binding for all purposes absent manifest error; provided, however, that the Conduit Agent shall consult with the Lessee concerning Commercial Paper maturities. Accrued discount on the Commercial Paper maturing between Basic Rent Payment Dates will be capitalized.

"Credit Documents" means, collectively, this Lease, the Credit Agreement, the Guaranty, the Note Purchase Agreement, and any other documents contemplated hereby or thereby.

"Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

"Environmental Audit" means a written report from an environmental consultant selected by the Lessee and approved by the Lessor Parties, documenting that such environmental consultant has performed a review of the environmental condition of and compliance of the Property and that such review contains, at a minimum, site assessment information that generally meets or exceeds applicable industry standards and practices and the most current ASTM Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment.

"Environmental Claim" means any legal obligation or notice of violation, claim, action, proceeding, demand, abatement, lien or other order or direction (conditional or otherwise) by any Governmental Authority or any Person relating to personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence (whether currently known or unknown), or the continuation of the existence, of a Release (including sudden or non- sudden, accidental or nonaccidental Releases) of, or exposure to, any Hazardous Substance, odor or audible noise or other release or emission in, into or onto the environment (including the air, ground, water or any surface) at, in, by, from, or related to (a) the Property or (b) the transportation, storage, treatment or disposal of materials in connection with the operation of the Property, or (ii) the violation, or alleged violation, of any Environmental Laws or Permits of, or from, any Governmental Authority relating to environmental matters connected with the Property.

"Environmental Law" means all present and future Applicable Laws relating to the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Material Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act as amended, the Toxic Substances Control Act as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended and the Occupational Safety and Health Act, as amended, and any other federal, state or local statutes, present or future, relating to health, safety, or the environment, including, without limitation, transfer of ownership notification statutes and the regulations promulgated pursuant thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

"ERISA Reportable Event" means a reportable event with respect to a Guaranteed Pension Plan within the meaning of ss. 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

"Equity Investment" means the equity investment to be made pursuant to Article III of the Credit Agreement.

"Event of Loss" means, with respect to the Property, any of the following events: (i) any casualty that renders the Property unsuitable for continued use as property of its type immediately prior to such casualty, (ii) any casualty that is so substantial in nature that restoration of the Property to substantially its condition as existed immediately prior to such casualty would be impracticable or impossible, (iii) any casualty which results in an insurance settlement with respect to the Property on the basis of a total loss of the improvements; (iv) any Taking that involves the taking of the Lessor's entire title to the Property, (v) any Taking that is such that restoration of the Property to substantially its condition as existed immediately prior to such Taking would be impracticable or impossible, or (vi) any Taking whereby the use or occupancy of the Property by the Lessee thereof shall have been prohibited, directly or indirectly, for a period equal to the lesser of (vii) ninety (90) consecutive days and (y) the remaining Lease Term.

"Fair Market Value" means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property. The Fair Market Value shall be determined based on the assumption that (x) the Property is in the condition and state of repair required under Section 9 of this Lease and (y) the Lessee is in compliance with the other requirements of the Credit Documents relating to the condition of the Property.

"Federal Funds Rate" means, for any day, the rate per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor publication, "H.15 (519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day, such rate is not yet published in
H.15 (519), the rate for such day shall be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate". If on any relevant day, such rate is not yet published in either B.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day shall be the arithmetic means, as determined by Agent, of the rates quoted to the Agent for such day by three (3) Federal funds brokers of recognized standing selected by the Agent.

"Governmental Authority' means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranteed Pension Plan" means any employee pension benefit plan within the meaning of Section (3)(2) of ERISA (other than a Multiemployer Plan) which the Guarantor, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants and which is guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA.

"Hazardous Condition" means any condition at the Property that violates or threatens to violate, that results in or threatens noncompliance with, or that creates liability under, any Environmental Law.

"Hazardous Substance" means any of the following: (i) any petroleum or petroleum product (or additives thereto, such as, but not limited to, MTBE), explosives, radioactive materials, asbestos, ureaformaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic or hazardous to the environment or human health or safety, or which is now or hereafter defined or regulated as such under any regulation under any Environmental Law; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

"Imputed Return" means the cost to the Lessor Parties of maintaining their unrecovered investment after the Financing Termination Date or the expected return to such persons, determined as (i) the average daily Outstanding Lease Balance after the Financing Termination Date multiplied by (ii) the number of days from and excluding the Financing Termination Date to and including the date of the sale of the Property multiplied by (iii) the rate equal to the applicable interest rate, with respect to amounts owing to each Note Purchaser and each Tranche B Bank, respectively, multiplied by (iv) 1/365.

"Indemnitees" means, collectively, the Lessor Parties and the Program Administrator (as defined in the Credit Agreement), together with their respective Affiliates, successors, assigns, directors, shareholders, partners, members (and direct and indirect owners of its members), officers, managers, employees and agents.

"KevBank Financing Term" means a period of five (5) years commencing on (and including) the Initial Funding Date (as defined in the Credit Agreement) and ending on (but excluding) the Maturity Date (as defined in the Credit Agreement).

"Lessor Lien" means any Lien on or against the Property, lease or sublease or disposition of title, easement, covenant, restriction or other matter affecting title to the Property arising as a result of (i) any claim against the Lessor not resulting from the transactions contemplated by the Credit Documents, (ii) any act or omission of the Lessor which is not required or expressly permitted by the Credit Documents, requested by the Lessee or is in violation of any of the terms of the Credit Documents, (iii) any claim against the Lessor with respect to Taxes or Transaction Expenses against which neither the Guarantor nor the Lessee is required to indemnify the Lessor pursuant to the Participation Agreement or the other Credit Documents or (iv) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of its interest in the Property or the Credit Documents other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Credit Documents.

"Lessor Parties" means collectively, the Transaction Parties (as defined in the Credit Agreement), except for the Lessee Parties (as defined in the Credit Agreement).

"LIBOR " means, with respect to a Rent Period, the rate for deposits in Dollars for a period comparable to such Rent Period appearing on the Telerate Page 3750 (or any successor publication) as of 11 :00 A.M. (London time) two (2) Business Days preceding the applicable Basic Rent Payment Date; provided, however, that if such rate is not reasonably available, then "LIBOR" shall mean the arithmetic means of the rates, expressed in decimal, quoted to the Agent at such time on such day by two or more major banks in the London interbank market selected in good faith by the Agent as a rate per annum for such deposit, for such period commencing on such first day and in such amount that the Agent reasonably determines is representative for a single transaction on such market on such day.

"Liquidity Agreement" means the Liquidity Agreement, dated as of July 16,2001, among the Note Purchaser, Bankers Trust Company, The Bank of Tokyo-Mitsubishi, Ltd. and the Banks (as defined therein), as the same may be amended, modified and in effect from time to time.

"Liquidity Banks" mean the banks defined in the introductory paragraph of the Credit Agreement.

"Liquidity Documentation" means any other contract, instrument or documentation pursuant to which one or more Liquidity Banks agree, from time to time, to provide liquidity, credit, asset purchase and/or cash collateral support to the Note Purchaser's Commercial Paper notes issued to fund its acquisition of the Notes and the funds advanced thereunder.

"Liquidity Loans" means "Loans" as defined in Section 1.1 of the Liquidity Agreement.

"Material Adverse Environmental Condition" shall mean an Adverse Environmental Condition with respect to which the Remediation Costs will exceed Six Million Dollars ($6,000,000).

"Material Subsidiary" means (a) the Lessee and (b) at any time during any Fiscal Year of the Guarantor, any Subsidiary of the Guarantor whose assets equal or exceed ten percent (10%) of the total consolidated assets of the Guarantor at such time.

"Maximum Lessor Risk Payment" has the meaning as set forth in the Credit Agreement.

"Maximum Recourse Amount" has the meaning as set forth in the Credit Agreement.

"Modifications" has the meaning set forth in Section 12.1 of this Lease.

"Note Purchase Agreement" means the Note Purchase Agreement, dated as of July 16,2001, among the Lessor, the Lessee, the Guarantor and the Note Purchaser, as the same may be amended, modified and in effect from time to time.

"Note Purchaser" means Victory Receivables Corporation, a Delaware corporation, together with its permitted successors and assigns.

"Notes" means the notes to be issued by the Lessor pursuant to the Note Purchase Agreement and Section 3.1 of the Credit Agreement.

"Notice of Default" is defined in the Note Purchase Agreement.

"Outstanding Lease Balance" means, as of any date of determination, (i) the aggregate outstanding principal amount of the Notes plus (ii) the aggregate outstanding principal amount of the Tranche B

Loan plus (iii) the aggregate amount of made but unredeemed Equity Investment.

"Overdue Rate" means the rate of interest otherwise applicable to any payment plus two percent (2.00%).

"Prime Rate" means the per annum rate publicly announced by KeyBank from time to time at its office in Cleveland, Ohio. The Prime Rate is determined by KeyBank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by KeyBank at any given time for any particular class of customers or credit extensions. Any change in the Prime Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

"Release" means, the presence (whether currently known or unknown) of Hazardous Substances or any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property and/or the threat thereof.

"Remedial Action" means all actions, including corrective actions, equipment upgrades or relocation, or building demolition, repair or reconstruction necessary or appropriate to (i) investigate, clean up, remove, treat or in any other way address any Hazardous Substances or other substance in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of any Hazardous Substances or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations, remedial designs and actions and post-remedial monitoring and care including, without limitation, any such actions performed pursuant to any voluntary cleanup program or similar program administered by any Governmental Authority for the purposes of addressing any Hazardous Conditions.

"Remediation Costs" means all costs and expenses associated with Remedial
Action.

"Rent Period" means the period beginning on each Basic Rent Payment Date and ending as of (but excluding) the following Basic Rent Payment Date.

"Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity (including business trusts) of which an aggregate of more than 50% of the outstanding stock, having ordinary voting power to elect or appoint a majority of the members of the board of directors, trustees or members of a similar governing body of such corporation, partnership or other entity (irrespective of whether, at the time, stock of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency), is, or of which an aggregate of more than 50% of the interests in which are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

"Tranche B Banks" is defined in the introductory paragraph of the Credit Agreement. .

"Tranche B Loan" means the loan to be made by the Tranche B Banks pursuant to
Article III of the Credit Agreement.

(iv) amending and restating the following definitions to be read in their entirety as follows:

"Basic Rent" means, with respect to any Parcel of Property or Unit of Equipment, an amount equal to the sum of the Note Interest Amount, the Tranche B Interest Amount, and the Yield Amount calculated as follows:

(a) The Note Interest Amount portion of Basic Rent with respect to the outstanding principal amount of the Notes shall be computed based upon one of the rates set forth below:

(i) To the extent that the Note Purchaser is funding advances under the Notes by issuance of Commercial Paper, the Note Interest Amount portion of Basic Rent with respect to the amounts outstanding under the Notes shall be computed based upon the CP Rate as in effect from time to time plus fifteen one hundredths of one percent (.15%); and

(ii) To the extent the Note Purchaser is not funding advances under the Notes by issuance of Commercial Paper or the Notes have been purchased by the Liquidity Banks pursuant to the Liquidity Documentation, the Note Interest Amount portion of Basic Rent with respect to the amounts outstanding under the Notes shall be computed as follows: (A) until such time as a Liquidity Loan based upon a one
(1) month LIB OR rate can be advanced by the Liquidity Banks pursuant to the Liquidity Documentation, the Alternate Rate, and (B) thereafter, one of the following two rates as selected by the Note Purchaser (or if the Notes have been purchased by the Liquidity Banks pursuant to the Liquidity Documentation, the Agent) in its reasonable discretion: (x) the one (1) month LIBOR rate as in effect from time to time (adjusted for reserve requirements in effect on the first day of each period for which a payment is due) plus the Applicable Margin; or (y) if the one (1) month LIBOR rate is not available for any reason, the Alternate Rate.

The aggregate amount payable in accordance with this clause (a) with respect to all Notes as of any Basic Rent Payment Date shall be the "Note Interest Amount" payable as of such date.

(b) The Tranche B Interest Amount portion of Basic Rent with respect to the outstanding principal amount of the Tranche B Loan shall be computed based upon either (i) the one (1) month LIBOR rate as in effect from time to time, adjusted for reserve requirements in effect on the first day of each period for which a payment is due, plus the Applicable Margin or (B) if the one (1) month LIBOR rate is not available or cannot be determined for the reasons set forth in
Section 4.5 of the Credit Agreement, the Alternate Rate. Notwithstanding the foregoing, for the period beginning on the Initial Funding Date and ending on the first Basic Rent Payment Date, the Tranche B Interest Amount portion of Basic Rent payable with respect to the outstanding Tranche B Loan shall be computed based upon the Alternate Rate or such other rate as agreed upon between the Lessee and the Lessor immediately prior to the Initial Funding Date. The aggregate amount payable in accordance with this clause (b) with respect to the Equity Investment as of any Basic Rent Payment Date shall be the "Tranche B Interest Amount" payable as of such date.

(c) The Yield Amount portion of Basic Rent payable with respect to the Equity Investment shall be computed based upon either (i) the one (1) month LIBOR rate as in effect from time to time, adjusted for reserve requirements in effect on the first day of each period for which a payment is due, plus two percent (2.00%) or (ii) if the one (1) month LIBOR rate is not available or cannot be determined for the reasons set forth in Section 4.5 of the Credit Agreement, the Alternate Rate. Notwithstanding the foregoing, for the period beginning on the Initial Funding Date and ending on the first Basic Rent Payment Date, the Yield Amount portion of Basic Rent payable with respect to the outstanding Equity Investment shall be computed based upon the Alternate Rate or such other rate as agreed upon between the Lessee and the Lessor immediately prior to the Initial Funding Date. The aggregate amount payable in accordance with this clause (b) with respect to the Equity Investment as of any Basic Rent Payment Date shall be the "Yield Amount" payable as of such date.

"Business Day" means any day on which (i) commercial banks are not authorized or required to close in San Francisco, California or New

York, New York and (ii) if such Business Day is related to a LIBOR rate, dealings in Dollar deposits are carried out in the London interbank market.

"Commercial Paper" means commercial paper issued by the Note Purchaser to fund its purchase of the Notes and the advances to be funded thereunder.

"Credit Agreement" means the Participation Agreement, dated as of July 16, 2001, by and among the Lessee, the Guarantor, the Lessor, the Note Purchaser, Agent, and certain other parties, as the same may be amended, restated, modified or supplemented from time to time, or any subsequent credit or loan agreement entered into between the Lessor and a lender or lenders related to financing the Property or Equipment.

"Guaranty" means the guaranty agreement, dated as of July 16, 2001, by Guarantor in favor of the Lessor and the Beneficiaries as identified therein, as the same may be amended, restated, modified or supplemented from time to time.

(v) amending the definition of the term "Additional Rent" by inserting after the word "hereof' the following words, preceded by a comma: "and shall also include all 'Supplemental Rent' as defined in the Credit Agreement";

(vi) amending the definition of the term "Affiliate" by inserting after the word "foregoing" the following words, preceded by a comma: "and shall also include any 'Affiliate' as defined in the Credit Agreement";

(vii) amending and restating the first sentence in the definition of the term "Appraisal Procedure" to be read in its entirety as follows:

"Appraisal Procedure" means the following procedure whereby an independent appraiser shall be appointed by the Lessor and the Lessee, with the consent of the Assignee, to determine the fair market value of any Property or Equipment to be leased, if such determination is required under paragraph (a) of Section 12 or paragraph (d) of Section 13 of this Lease.;

(viii) deleting from the definition of the term "Assignee" the words "clauses
(i), (iv) and (v) of' and the words "and subsection 9.6 and 12 of the Agreement for Lease,";

(ix) deleting from the definition of the term "Assignee" the word "a" preceding the term "Credit Agreement" and inserting in place thereof the word "the";

(x) deleting from the definition of the term "Basic Rent Payment Date" the number "20" and inserting in place thereof the number "12";

(xi) amending the definition of the term "Moody's" by inserting after the word "Inc." the words "or any successor agency thereto.";

(xii) amending the definition of the term "S&P" by deleting the word "Corporation" and substituting therefor the words "Rating Services, a division of The McGraw Hill Companies Inc., or any successor agency thereto";

(b) Subparagraph 5(e) of the Lease Agreement is hereby amended by

(i) inserting the words "OTHER THAN LESSOR LIENS" at the end of paragraph (C), after the word "EQUIPMENT";

(ii) inserting the words "EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 15 AND 16 OF THIS LEASE," at the beginning of paragraph (D), before the word "ANY";

(c) Subparagraphs 7(a) and 7(b) of the Lease Agreement are hereby amended and restated to be read in their entirety as follows:

(a) On each Basic Rent Payment Date during the Lease Term, the Lessee shall pay directly for the account of the Lessor, or as otherwise directed by the Lessor, the accrued and unpaid Basic Rent then due. The Lessor hereby irrevocably directs that the proceeds of all Basic Rent allocable to the Notes and the Equity Investment shall be paid to Agent in accordance with the provisions of the Credit Agreement.

(b) [Intentionally Omitted.];

(d) Subparagraph 7(d) of the Lease Agreement is hereby amended by deleting the words "decimal equivalent of the percentage referred to in paragraph (a)(iii) of the definition of `Basic Rent' as most recently furnished by the Lessor" and inserting in the place thereof the words "Overdue Rate";

(e) Subparagraph 7(f) of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

(f) All calculations of Basic Rent shall be performed by the Lessor (or by the Agent). Such information shall be provided to the Lessee and the Guarantor no later than 5 :00 p.m., New York time, on the third (3rd) Business Day prior to the relevant Basic Rent Payment Date, together with reasonable detail supporting the calculations made. The Lessee and the Guarantor shall promptly acknowledge receipt of such calculations in writing to the Agent. Such calculations shall be deemed final in the absence of manifest error. The Guarantor and the Lessee shall be entitled to rely on any calculation of Basic Rent performed by the Agent, and to deal directly with the Agent in connection with the verification of such calculations.

(f) Section 7 of the Lease Agreement is hereby amended by adding a new clause
(g) thereto to read in its entirety as follows:

(g) If the Lessee fails to pay any Basic Rent or Additional Rent when due, the Lessee shall pay to the Lessor or the Person entitled thereto, as Additional Rent, among other things, on demand, to the extent permitted by applicable law, interest at the applicable Overdue Rate on any installment of Basic Rent and on any payment of any Additional Rent not paid when due or demanded by the Lessor or any Indemnitee for the period from and including the due date thereof to but excluding the date paid. The expiration or other termination of the obligations of the Lessee to pay Basic Rent hereunder shall not limit or modify the obligations of the Lessee with respect to accrued Additional Rent. Unless expressly provided otherwise in this Lease or the Credit Agreement, in the event of any failure on the part of the Lessee to pay and discharge any Basic Rent or any Additional Rent as and when due, the Lessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added under the Credit Agreement or any document related thereto for nonpayment or late payment of such Basic Rent or Additional Rent, all of which shall also constitute Additional Rent.

(g) Subparagraph 8(c) of the Lease Agreement is hereby amended by inserting into the last sentence thereof after the words "Property to comply" the words "in all material respects";

(h) Subparagraph 8(h) of the Lease Agreement is hereby amended by capitalizing the first letter of the words "governmental" and "authority" therein to be read in their entirety as "Governmental Authority";

(i) Subparagraph 9(e) of the Lease Agreement is hereby amended by amending and restating the last sentence thereof to be read in its entirety as follows:

Notwithstanding anything contained herein, the Lessee shall not make any addition or alteration which the Lessee reasonably expects will cost greater than $2,000,000 unless the Lessee shall have delivered to the Agent on behalf of the Lessor Parties a brief written narrative of the work to be performed in connection with such additions or alterations and the Lessee shall have received the written consent of Agent on behalf of the Consenting Parties to the making of such additions or alterations, which consent shall not unreasonably be withheld.;

(j) Subparagraph 9(f) of the Lease Agreement is hereby amended by capitalizing the first letter of the words "governmental" and "authority" therein to be read in their entirety as "Governmental Authority";

(k) Subparagraph lO(c) of the Lease Agreement is hereby amended by

(i) deleting from clause (i) the term "Adjusted Acquisition Cost" and inserting in place thereof the term "Outstanding Lease Balance";

(ii) adding to the end of clause (i) new sentences to be read in their entirety as follows:

The deductible or self-insured retention shall not exceed $100,000 per occurrence. Such insurance shall include coverage for flood and earthquake to the extent available on commercially reasonable terms for the Lessee.

(iii) deleting from clause (ii) the number "15,000,000" and inserting in place thereof the number "50,000,000";

(iv) adding to the end of clause (ii) after the word "negligence" the following words, preceded by a comma:

"and in the annual aggregate, with a deductible or self-insured retention which shall not exceed $1,000,000 per occurrence without the prior written approval of the Consenting Parties; and in no event shall such insurance be provided on a claims made coverage basis";

(v) amending and restating the language following clause (v) to be read in its entirety as follows:

The insurance required under this paragraph (c) shall be written by companies that are recognized national or international insurers having claims paying ability ratings of at least "A minus" in the most recent edition of Best's Key Rating Guide, or similar ratings by other rating services and BBB by S&P. Such insurance may provide for such deductibles and the Lessee may self-insure with respect to the required coverage except as otherwise provided in this paragraph
(c) only to the extent approved in writing by the Lessor.

All insurance proceeds in respect of any loss or occurrence for which the proceeds related thereto, in the absence of the occurrence and continuance of a Default or an Event of Default, which are payable to the Lessee, shall be adjusted by the Lessee and such proceeds (other than liability insurance proceeds) shall be made available by the Lessor to the Lessee (with the endorsement of the Agent as co-payee) for the sole purpose of reconstruction, repair or refurbishment of the Property; provided, however, that in the event that (i) such reconstruction, repair or refurbishment cannot be completed prior to the end of the KeyBank Financing Term, or (ii) the Lessee shall elect not to use such proceeds for the reconstruction, repair or refurbishment of the Property, or (iii) if a Default or an Event of Default has occurred and is continuing, then such proceeds shall be adjusted solely by the Lessor and held by the Agent for application in accordance with Article XIV or XVII of the Credit Agreement, as applicable.;

(1) Subparagraph 10 (f) of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

(f) Additional lnsureds; Notice. The insurance referred to in clause (c) (i) for the Property (as appropriate) may be a blanket policy and shall (i) at all times be in an amount at least equal to the full replacement cost of the Improvements, without any deduction for depreciation; (ii) name the Agent as loss payee and the other Lessor Parties as additional insureds (collectively, the "Insured Loan Parties") as their respective interests may appear; (iii) provide that the interests of the Insured Loan Parties shall be insured regardless of any intentional or willful breach or violation by the Lessee or the Guarantor of any warranties, declarations or conditions contained in such insurance;

(iv) provide that such insurance shall not be invalidated by any act, omission or negligence of the Lessee, the Guarantor, the Lessor, or the Insured Loan Parties nor by any foreclosure or other proceedings or notices thereof relating to the Property (as appropriate) or any part thereof, nor by legal title to, or ownership of the Property or any part thereof becoming vested in or by the Lessor or its agents, nor by occupancy or use of the Property or any part thereof for purposes more hazardous than permitted by such policy; and (v) subject to paragraph (c) above, provide that all partial loss insurance claims pertaining to the Property (as appropriate) or any part thereof shall be adjusted by the insurers thereunder with the Lessee.

All policies of insurance required to be maintained pursuant to clause (c)(ii) which cover liability for bodily injury or property damage shall provide that all provisions of such insurance, except the limits of liability (which shall be applicable to all insureds as a group) and insurance premiums (which shall be solely a liability of the Lessee), shall operate in the same manner as if there were a separate policy covering each such insured and/or additional insured, without right of contribution from any other insurance which may be carried by an insured and/or additional insured.

Every policy required under paragraph (c) above shall (i) expressly provide that it will not be canceled or terminated except upon thirty (30) days' written notice (or in the case of non-payment of premium, ten (10) days' written notice) to the Lessor, and the Insured Loan Parties; (ii) name the Insured Loan Parties as additional insureds, as their respective interests may appear; (iii) provide that the interests of the Lessor and the Insured Loan Parties shall be insured regardless of any intentional or willful breach or violation by the Lessee or the Guarantor of any warranties, declarations or conditions contained in such insurance; (iv) provide that such insurance shall not be invalidated by any act, omission or negligence of the Lessee, the Guarantor, the Lessor or any of the other Lessor Parties, nor by any foreclosure or other proceedings or notices thereof relating to the Property or any part thereof, nor by legal title to, or ownership of, the Property or any part thereof becoming vested in or by the Lessor or its agents, nor by occupancy or use of the Property or any part thereof for purposes more hazardous than permitted by such policy; (v) except for liability coverage and workers' compensation insurance, include a waiver of all rights of subrogation against the Lessor and the Insured Loan Parties and any recourse against the Lessor and the Insured Loan Parties for payment of any premiums or assessments under any policy; (vi) provide that such insurance is primary with respect to any other policies of insurance covering the Improvements or any part thereof carried by or available to the Lessor or the Insured Loan Parties; (vii) expressly provide that all payments of insurance proceeds shall be made payable to the Lessee and the Agent for the benefit of the Lessor Parties as co-payees. The Lessee shall advise the Lessor promptly of any policy cancellation or any change adversely affecting the coverage provided thereby.

(m) Subparagraph 10(g) of the Lease Agreement is hereby amended by deleting the first word ("As") following the title thereof, and inserting in place thereof the following words: "Except as otherwise provided in the Credit Agreement, as";

(n) Subparagraph 10(h) of the Lease Agreement is hereby amended by deleting the first word ("As") following the title thereof, and inserting in place thereof the following words: "Except as otherwise provided in the Credit Agreement, as ";

(o) Subparagraph 10(k) of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

(k) Certificates. etc. The Lessee shall deliver to the Lessor the certificate of insurance evidencing the existence of all insurance which is required to be maintained by the Lessee hereunder, such delivery to be made (i) as provided in Sections 6.1(p) of the Credit Agreement, (ii) within thirty (30) days after the issuance of any additional policies or amendments or supplements to any of such insurance, and (iii) upon issuance of any such insurance. The Lessee shall notify the Lessor and the other Insured Loan Parties of any nonrenewal of any policy required hereunder and shall cause each insurer under each policy required hereunder to give the Lessor notice of any lapse under any such policy. The Lessee shall not obtain or carry separate insurance concurrent in form, or contributing in the event of loss, with that required by this Section 10 unless the Agent is named as loss payee and the Lessor and the other Insured Loan Parties are named as additional insureds therein. The Lessee shall immediately notify the Lessor and the other Insured Loan Parties whenever any such separate insurance is obtained and shall deliver to the Lessor the certificates of insurance and any other documentation (other than blanket policies) required by the Lessor evidencing the same as is required hereunder.;

(p) Section 10 of the Lease Agreement is hereby amended by adding two new subparagraphs (n) and (0) to be read in their entirety as follows:

(n) No Negation of Certain Other Obligations. The requirements of this Section 10 shall not be construed to negate or modify any obligations of the Lessee and the Guarantor under the Credit Agreement or any other agreement related thereto.

(o) No Insurance bv the Lessor. Note Purchaser. the Conduit Agent or the Agent. At any time, each of the Lessor Parties may at its own expense carry insurance with respect to its interest in the Improvements; except that such insurance shall not interfere with the Lessee's ability to insure the Improvements as required by this Section 10 or adversely affect the Lessee's insurance or the cost thereof, or the ability of the Lessee to collect a claim under any such insurance policy. Any insurance payments received from policies maintained by any of the Lessor Parties pursuant to the previous sentence shall be retained by such Lessor Party, as the case may be, without reducing or otherwise affecting the Lessee's obligations hereunder.

(q) Section 12 of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

SECTION 12. LESSEE'S RIGHT TO TERMINATE.

Section 12.1 Remarketing Option. Subject to the fulfillment of each of the conditions set forth in this Section 12.1 and in Section 12.2 hereof (all of such conditions, collectively, the "Surrender Conditions"), the Lessee may elect to remarket all, but not less than all, of the Property (such election being referred to as the "Remarketing Option").

The effective exercise and consummation of the Remarketing Option by the Lessee shall be subject to the due and timely fulfillment of each of the following provisions as of the dates set forth below (the date of the closing of such sale or other transfer of the Property following remarketing referred to herein as the "Financing Termination Date").

(a) Not later than three hundred and sixty-four (364) days prior to the expiration date of the KeyBank Financing Term or of the non-cancelable term of any substitute or replacement financing under any successor Credit Agreement, the Lessee shall have given to the Lessor and the other Lessor Parties written notice (a "Remarketing Notice") of the Lessee's exercise of the Remarketing Option, which exercise shall be irrevocable. Within thirty (30) days following the date of the Remarketing Notice, the Lessor and the Lessee shall determine the fair market value rental of the Property under this Lease which shall become effective on the Financing Termination Date for the remainder of the Lease Term. The fair market value rental shall be as agreed by the Lessor and the Lessee or, if they are unable to agree within such thirty (30) day period, pursuant to the Appraisal Procedure. Upon determination of such fair market value rental, the Lessor and the Lessee shall execute an amendment to this Lease reflecting such rental change and the effective date thereof.

(b) On the date of the Lessee's notice to the Lessor of the Lessee's exercise of the Remarketing Option, no Event of Default or Default under this Lease or Acceleration Event or Unmatured Acceleration Event (as such terms are defined in the Credit Agreement) shall exist, and thereafter, no Event of Default or Default under this Lease or Acceleration Event or Unmatured Acceleration Event shall occur.

(c) Not later than sixty (60) days prior to the Financing Termination Date, the Lessee shall deliver to the Lessor and the other Lessor Parties (x) an Environmental Audit for the Property and (y) a current ALTA/ ACSM land title survey (prepared in accordance with 1999 standards for an urban survey) with respect to the Property. Each Environmental Audit described in this clause (c) shall be prepared by an environmental consultant selected by the Agent in the Agent's reasonable discretion and shall contain conclusions reasonably satisfactory to the Agent as to the environmental status of the Property. If any such Environmental Audit indicates any exceptions, the Lessee shall have also delivered prior to the Financing Termination Date a Phase Two environmental assessment by such environmental consultant and a written statement by such environmental consultant indicating that all such exceptions have been remedied in compliance with Applicable Law. Each ALTA Survey delivered pursuant to this clause( c} shall be reasonably satisfactory to the Agent.

(d) The Lessee shall have completed all modifications, restoration and rebuilding (collectively, "Modifications") of the Property required pursuant to Sections 9 and 15 hereof (as the case may be) and shall have fulfilled all of the conditions and requirements in connection therewith pursuant to such Sections, in each case prior to the date on which the Lessee delivers its Remarketing Notice (time being of the essence), regardless of whether the same shall be within the Lessee's control. The Lessee shall have also paid the cost of all Modifications commenced prior to the Financing Termination Date. All Modifications shall have been completed in compliance with all Applicable Laws and Insurance Requirements. The Lessee shall not be relieved pursuant to Section 28 from complying with any Applicable Law relating to the Property that involved the extension of the ultimate imposition of such Applicable Law beyond the Financing Termination Date. All Liens (other than Permitted Liens) on the Property or any part thereof shall have been removed.

(e) During the Marketing Period, the Lessee shall, as nonexclusive agent for the Lessor, use best commercial efforts to obtain cash bids for the acquisition of all of the Lessor's interest in and to the Property and will attempt in good faith to obtain the highest purchase price for the Property and for not less than the Fair Market Value of the Property (taking into account, and subject to, the continuing leasehold interest of the Lessee under this Lease at fair market value rental as determined under Section 12.I(a) above); Provided, however that the Lessor or the Agent may, but shall be under no obligation to, market the Property during the Marketing Period. In the event that the Lessee receives any bid(s) for the Property, the Lessee shall, within five (5) Business Days after its receipt thereof and at least twenty (20) Business Days prior to the Financing Termination Date, certify to the Lessor and the Agent in writing the amount and terms of such bid(s), and the name and address of the party or parties submitting such bid. The Lessee shall bear its own expenses and pay, as Additional Rent, the expenses of the Lessor, the Note Purchaser, the Agent and the Liquidity Banks in connection with any such bidding and sale process pursuant to this Section 12.1, as well as all costs and expenses incurred by any Person (including a buyer or potential buyer) to cause the Property to be in the condition required by this Section 12.1 and all costs of repairs, modifications or improvements desired by any such buyer(s).

(f) The Lessee shall promptly upon request permit inspection of the Property and any maintenance records relating to the Property by the Lessor and any potential purchaser(s), and shall otherwise do all things reasonably necessary to sell and deliver possession of the Property to any purchaser(s) thereof.

(g) The Lessee shall use all efforts reasonably requested by the Agent to procure bids from one or more bona fide prospective purchasers and deliver the same, if any, to the Lessor (with a copy to the Agent) not less than twenty (20) days prior to the Financing Termination Date. No such purchaser shall be the Lessee or any Subsidiary or Affiliate of the Lessee or any Person with whom the Lessee has an understanding or arrangement regarding the future use of the Property by the Lessee or such Subsidiary or Affiliate, but such purchaser may be any Lessor Party or any Affiliate of the foregoing or any Person contacted by the Lessor, the Agent, the Note Purchaser or any Liquidity Bank. Each written offer must specify the Financing Termination Date as the effective date of the sale unless the Lessor, the Agent, and the Note Purchaser shall otherwise agree, each in its sole discretion.

(h) The Lessee shall submit all bids, if any, to the Lessor (with a copy to the Agent) and any Lessor Party will have the right to submit anyone or more bids. Any sale by the Lessee shall be for the highest cash bid submitted to the Lessor. The determination of the highest bid shall be made by the Agent prior to the end of the Marketing Period, but in no event shall the Agent have any obligation to approve any bid unless such bid, together with the Maximum Recourse Amount, if funded, equals or exceeds the sum of the Outstanding Lease Balance and all accrued and unpaid Basic Rent and Additional Rent. All bids shall be on an all-cash basis unless the Agent, the Lessor and the other Lessor Parties shall otherwise agree.

(i) In connection with any such sale of the Lessor's interest in and to the Property, the Lessee will provide to the purchaser all customary "seller's" indemnities and representations and warranties regarding title (subject to the Lessee's rights and obligations under this Lease), absence of Liens (other than Permitted Liens) and the condition of the Property as reasonably required by the Lessor, including, without limitation, an environmental indemnity, to the extent the same are reasonably requested by the purchaser and factually accurate. The Lessee shall have obtained, at no cost or expense to the Lessor, all required governmental and regulatory consents and approvals and shall have made all filings as required by Applicable Law in order to carry out and complete the transfer of the Property. As to the Lessor, any such sale shall be made on an "as is, with all faults" basis without representation or warranty by the Lessor other than as to the absence of Lessor Liens. Any agreement as to such sale shall be made subject to the Lessor's rights to receive the proceeds of such sale in cash up to an amount equal to the Outstanding Lease Balance on the date of such sale, plus all accrued and unpaid Basic Rent plus any Additional Rent due and owing (including any amounts due under the Credit Agreement).

(j) The Lessee shall pay directly, and not from the sale proceeds, all prorations, credits, costs and expenses of any such sale of the Property, whether incurred by the Lessor or the Lessee, including the cost of all title insurance, surveys, Environmental Audits and other environmental reports, appraisals, transfer taxes, the reasonable attorneys' fees of the Lessor, commissions, escrow fees, recording fees and all applicable documentary' and other transfer taxes.

(k) On or prior to the Financing Termination Date, the Lessee shall, whether or not any or all of the Property has been sold, pay or cause to be paid to the Agent for repayment of the outstanding balance of the Notes and the Equity investment in the manner and priority specified in Article XI of the Credit Agreement (or in the case of Additional Rent, to the Person entitled thereto) on a Basic Rent Payment Date an amount equal to the sum of (i) all unpaid Basic Rent due on or prior to the Financing Termination Date, plus (ii) the gross sale proceeds, if any, from the sale of the Property, as adjusted for any prorations of property taxes and utility charges ("Gross Sales Proceeds"), less any marketing, closing or other costs, including sales commissions, plus (iii) the excess, if any, of the Outstanding Lease Balance over the Gross Sales Proceeds; provided, that so long as no Default, Event of Default, Acceleration Event or Unmatured Acceleration Event shall have occurred and be continuing, the amount of such excess so payable shall not be greater than the Maximum Recourse Amount, plus (y) without duplication, all Additional Rent due and owing on the Financing Termination Date after giving effect to such payment plus (z) all other amounts under the Credit Documents which have accrued or will accrue prior to or as of the Financing Termination Date.

(1) The Lessee shall pay to the Lessor on or prior to the Financing Termination Date the amounts, if any, required to be paid pursuant to the Credit Agreement.

(m) The sale of the Property shall be consummated on the Financing Termination Date and the Gross Sales Proceeds of the sale of the Property shall be paid directly to the Lessor.

(n) To the extent that the Gross Sales Proceeds from such sale exceeds the Outstanding Lease Balance, any Additional Rent then due and owing, and together with any unpaid Basic Rent, then the excess arising hereunder (the "Excess Remarketing Proceeds"), shall be paid to the Lessee on the Financing Termination Date (provided that the Lessee shall have paid all amounts due pursuant to clause (k) above). If the Property has not been sold on or prior to the Financing Termination Date and any such sale is consummated at any time thereafter, then, if after giving effect to such sale there would be any Excess Remarketing Proceeds, the Lessor shall remit to the Lessee, promptly after the consummation of such sale, an amount equal to the Excess Remarketing Proceeds minus the Imputed Return, determined as of the date of such sale.

Section 12.2 Procedures. If No Sale During Marketing Period. If the Lessee effectively elects the Remarketing Option and each of the conditions and requirements set forth in Section 12.1 hereof shall have been satisfied, but, nevertheless, the Lessee is unable to obtain bids for the Property satisfactory to the Agent pursuant to Section 12.1(h) above and the Property remains unsold at the end of the Marketing Period, then the Lessee shall, in addition to making the payments required pursuant to Sections 12.1(k) and 12.1(1) above, surrender the Property to the Lessor (or to any other Person specified by the Lessor). In connection with such surrender of the Property, the Lessee shall, at its own cost and expense, do each of the following or otherwise comply with this Section 12.2:

(a) the Lessee shall, on or prior to the Financing Termination Date, execute and deliver to the Lessor (or to the Lessor's designee) (A) a certificate of the Lessee containing representations and warranties regarding the absence of Liens (other than Permitted Liens), (B) if applicable or required, a bill of sale with respect to all equipment and other personal property comprising part of the Property and (C) a deed or other conveyance instrument of the Lessee's entire interest in the Property (which shall include an assignment of all of the Lessee's right, title and interest in and to any insurance or loss proceeds with respect to the Property and an assignment of all leases and subleases the Property), in each case in recordable form and otherwise in conformity with local custom and free and clear of any Liens attributable to the Lessee;

(b) the Lessee shall execute and deliver to the Lessor and the Lessor's title insurance company an affidavit in customary form as to the absence of any Liens

(other than Permitted Liens), and shall execute and deliver to the Lessor a statement of termination of this Lease;

(c) the Lessee shall, on the Financing Termination Date, (i) vacate the Property and, at the request of the Lessor, cause any subtenant or other sublessee of the Property to vacate the Property, and (ii) transfer possession of the Property to the Lessor or any Person designated by the Lessor, in each case by surrendering the same into the possession of the Lessor or such Person, as the case may be, in the condition required by the Surrender Conditions and in compliance with Applicable Law;

(d) on or prior to the Financing Termination Date, the Lessee shall deliver to the Lessor or any Person designated by the Lessor copies of all books and records in any Lessee Parties' possession or control regarding the maintenance and ownership of the Property, a current copy of the plans and specifications for the Property and an assignment of all assignable licenses necessary for the operation and maintenance of the Property;

(e) the Lessee shall, for so long as the Lessor shall own the Property, cooperate reasonably with the Lessor and/or any Person designated by the Lessor to receive the Property, which cooperation shall include seeking and obtaining all necessary Governmental Action. The obligations of the Lessee under this paragraph shall survive the expiration or termination of this Lease; and

(f) in the event that the Lessor disposes of the Property after the Remarketing Period, the Lessee shall be entitled to receive the surplus, if any of (i) the sum of (A) all amounts paid to the Lessor pursuant to Sections 12.1(k) and 12.1(1) above plus (B) the net sales proceeds of the disposition of the Property, over (ii) the sum of (A) the Outstanding Lease Balance plus (B) any costs incurred by the Lessor in respect of the Property which have not been otherwise paid by the Lessee or the Guarantor plus (C) any unpaid Basic Rent or Additional Rent plus (D) the Imputed Return.

Section 12.3 Failure to Comply with Remarketing Conditions. If the Lessee effectively elects the Remarketing Option but if one or more of the provisions of the Surrender Conditions shall not be fulfilled as of the applicable date set forth in such provision (time being of the essence), then the Lessor (without prejudice by any delay in doing so) shall declare by written notice to the Lessee the Remarketing Option to be null and void, in which event all of the rights of the Lessee under Section 12.1 above shall immediately terminate and, as a consequence of the Lessee's failure to comply with such Remarketing Conditions, the Lessee shall be deemed to have exercised its Purchase Option with respect to the Property and the Lessee shall purchase all of the Property on the Financing Termination Date in accordance with the provisions of Section 13(b) below.

Section 12.4 Sales. Except as expressly set forth in Section 12.1 above, the Lessee shall not have the right, power or authority to bind the Lessor in connection with any proposed sale of any Property. The Lessor shall have the right, but shall be under no duty, to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise to take action in connection with any such sale.

Section 12.5 Certain Obligations Continue. During the Marketing Period, the obligations of the Lessee to pay Basic Rent and Additional Rent with respect to the Property (including any installment of Rent due on the Financing Termination
Date) shall continue undiminished.;

(r) Section 13 of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

              SECTION 13. LESSEE'S RIGHTS OF PURCHASE AND RENEWAL.

Section 13.1 Purchase Option. Subject to the conditions contained herein, the Lessee shall have the option ("Purchase Option") to purchase from the Lessor all of the Lessor's interest in and to the Property for the price ("Purchase Option Price") set forth below.

(a) Purchase of Property. The Lessee shall have the irrevocable option to acquire all, but not less than all, of the Lessor's interest in and to the Property on (x) any Basic Rent Payment Date or (y) the expiration date of the KeyBank Financing Term or of the non-cancelable term of any substitute or replacement financing under any successor Credit Agreement, at a Purchase Option Price equal to the Outstanding Lease Balance of this Lease plus all accrued and unpaid Basic Rent and any Additional Rent due and owing under this Lease and any other amounts due under the Credit Agreement and the other Credit Documents, with the amount of such Outstanding Lease Balance, Basic Rent and Additional Rent to be determined as of such date of purchase. The Lessee's exercise of its option pursuant to this clause (a) shall be subject to the following conditions:

(i) if the purchase date is not the expiration date of the KeyBank Financing Term or of the non-cancelable term of any substitute or replacement financing under any successor Credit Agreement, then the Lessee shall have delivered a Purchase Notice at least sixty (60) days prior to such purchase date; and

(ii) if the Purchase Option is exercised by the Lessee following the occurrence of an Event of Default, (A) such exercise by the Lessee of the Purchase Option shall not require the Lessor to cease exercising its rights and remedies under this Lease unless and until the Lessee completes the purchase of the Property pursuant to this Section 13.1, and (B) the Lessee completes the purchase of the Property pursuant to this Section 13.1 prior to the earlier of the Financing Termination Date and the date the Lessor completes any judicial or non-judicial foreclosure sale of the Property or similar action terminating the Lessee's possessory interest in the Property.

Any Purchase Notice delivered in connection with an acquisition of the Lessor's fee interest in and to the Property pursuant to this clause (a) shall be irrevocable upon delivery thereof. Provided that no Default, Event of Default, Acceleration Event or Unmatured Acceleration Event shall have occurred and be continuing, the Lessor shall act in good faith to accommodate any refinancing activities undertaken by the Lessee which are scheduled to take effect within ninety (90) days prior to the expiration date of the KeyBank Financing Term.

(b) Procedures Upon Exercise of a Purchase Option. If the Lessee exercises the Purchase Option pursuant to this Section 13.1 then, upon the receipt by the Lessor of the Purchase Option Price and all other amounts due in connection therewith and the satisfaction of any additional conditions specified in Section 13.1(a) hereof, the Lessor shall transfer to the Lessee or its designee all of the Lessor's right, title and interest in and to the Property "AS IS" and in its then present physical condition, such transfer to be effective as of the date specified in the Purchase Notice. The Lessor shall execute and deliver to the Lessee (or to the Lessee's designee), at the Lessee's cost and expense, a grant deed and a bill of sale or other appropriate conveyance document with respect to all buildings and containing representations and warranties of grantor regarding the absence of Lessor Liens and a conveyance of the Lessor's entire interest in the Property (which shall include an assignment of all of the Lessor's right, title and interest in and to any net insurance proceeds with respect to the Property not previously received by the Lessor and an assignment and assumption of leases of such Property), in each case in recordable form and otherwise in conformity with local custom and free and clear of Liens created by the Credit Documents that are attributable to the Lessor Parties, and any Lessor Liens. The Lessor shall, at the Lessee's sole cost and expense, execute and deliver to the Lessee and the Lessee's title insurance company an affidavit as to the Lessor's title to the Property and the absence of Lessor Liens attributable to the Lessor on the Property. The Lessee may designate, in a notice given to the Lessor not less than ten (10) Business Days prior to the closing of such purchase (time being of the essence), the transferee or transferees to whom the conveyance shall be made (if other than to the Lessee), in which case such conveyance shall (subject to the terms and conditions set forth herein) be made to such designee; Provided, however, that such designation of a transferee or transferees shall not cause the Lessee to be released, fully or partially, from any of its Obligations, including, without limitation, the obligation to pay to the Lessor the Purchase Option Price on the date specified in the Purchase Notice.

(c) So long as no Event of Default has occurred and is continuing, the Lessee shall have the right, upon ninety (90) days' written notice to the Lessor, to renew the lease of any Parcel of Property or Unit of Equipment for a term (the "Renewal Term") equal to the number of calendar months set forth opposite such Parcel of Property or type of Equipment under the heading "Renewal Term" in Exhibit A hereto, commencing on the first day of the calendar month following the last day of the Lease Term thereof, at the fair market value rental.

(d) The fair market value of any Parcel of Property or Unit of Equipment for purposes of paragraph (c) of this Section 13 shall be as agreed by the Lessor and the Lessee or, if they are unable to agree, pursuant to the Appraisal Procedure.;

(s) Subparagraph 14(a) of the Lease Agreement is hereby amended by:

(i) deleting the word "a" preceding the first three occurrences of the term "Credit Agreement" and inserting in place thereof the word "the";

(ii) deleting the word "or" preceding clause (iii) and inserting in place thereof a comma;

(iii) adding new clauses (iv).(v). and (vi), preceded by a comma, to be read in their entirety as follows:

(iv) the Lessor cannot arrange for bank borrowings to extend the term of the KeyBank Financing Term or to refinance the purchase of such Property or Equipment upon terms reasonably acceptable to the Lessee; (v) an Event of Loss occurs; or (vi) a Material Adverse Environmental Condition exists.;

(t) Subparagraph 14(b) of the Lease Agreement is hereby amended by:

(i) deleting the words "at its Adjusted Acquisition Cost" and inserting in place thereof the words "equal to the Outstanding Lease Balance of this Lease";

(ii) deleting the words "Basic Rent payable, the Variable Component of Basic Rent accrued" and inserting in place thereof the words "accrued and unpaid Basic Rent and any Additional Rent due and owing under this Lease and any other amounts due under the Credit Agreement and the other Credit Documents";

(iii) deleting the final occurrence of words "Additional Rent and" therein;

(u) Subparagraph 14(c) of the Lease Agreement is hereby amended by:

(i) deleting both occurrences of the term "Adjusted Acquisition Cost" and inserting in place thereof the term "Outstanding Lease Balance";

(ii) deleting the words "Basic Rent payable, the Variable Component of Basic Rent accrued" and inserting in place thereof the words "accrued and unpaid Basic Rent and any Additional Rent due and owing under this Lease and any other amounts due under the Credit Agreement and the other Credit Documents";

(iii) deleting the final occurrence of words "Additional Rent and" therein;

(v) Section 14 of the Lease Agreement is hereby amended by adding a new subparagraph (d) to be read in its entirety as follows:

(d) Upon any such transfer of the Property or Equipment from the Lessor to the Lessee pursuant to this Section 14, the memorandum of lease covering this Lease shall terminate and concurrently with the Lessor's receipt of such payment, (i) the Lessor shall execute and deliver to the Lessee (or to the Lessee's designee), at the Lessee's cost and expense, a grant deed and a bill of sale or other appropriate conveyance instrument with respect to the Property containing representations and warranties of grantor regarding the absence of Lessor Liens and an assignment of the Lessor's entire interest in the Property (which shall include an assignment of all of the Lessor's right, title and interest in and to any net insurance proceeds with respect to the Property not previously received by the Lessor and an assignment and assumption of leases of such Property), in each case in recordable form and otherwise in conformity with local custom and free and clear of the lien of this Lease and the memorandum of lease covering the Property and any Lessor Liens attributable to the Lessor; (ii) the Property shall be conveyed to the Lessee "AS IS" and in its then present physical condition; (iii) the Lessor shall, at the Lessee's sole cost and expense and as a condition to the Lessee's obligation to acquire the Lessor's interest in the Property, (x) execute and deliver to the Lessee a statement of termination of this Lease and the memorandum of lease and releases of any Liens on the Property created by the Credit Documents attributable to the Lessor and (y) obtain terminations of any Liens on the Property which may be held by the Agent or any other Lessor Party, including, in each case, termination statements for any financing statements (to the extent relating to the Property) which are then of record naming the Lessor, the Agent or any other Lessor Party, as the case may be, as the secured party with respect to the Property; and (iv) in the case of a termination pursuant to an Event of Loss, the Lessor shall convey to the Lessee any net insurance proceeds therefor received by the Lessor or assign the Lessor's right to receive all insurance proceeds with respect to the casualty or Taking giving rise to the termination of this Lease or at the request of the Lessee, such amounts shall be applied against sums due hereunder.;

(w) Section 15 of the Lease Agreement is hereby amended by

(i) inserting directly following the Section title, so as to precede the subparagraphs, the words "Except as otherwise provided in the Credit Agreement:";

(ii) deleting both occurrences of the term "Adjusted Acquisition Cost" and inserting in place thereof the term "Outstanding Lease Balance";

(iii) deleting the only occurrence of the words "the Variable Component of Basic Rent" with the comma preceding such words, and inserting in place thereof the word "and";

(x) Section 16 of the Lease Agreement is hereby amended by

(i) deleting the word "Unit" and inserting in place thereof the word "Parcel";

(ii) deleting the term "Adjusted Acquisition Cost" and inserting in place thereof the term "Outstanding Lease Balance";

(y) Section 18 of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

SECTION 18. EVENTS OF DEFAULT.

Any of the following events of default shall constitute an "Event of Default" and shall give rise to the rights on the part of the Lessor described in Section 19 hereof:

(a) (i) Failure to comply with paragraph (b) of Section 14; (ii) failure of the Lessee to pay amounts due to the Lessor at the time of any scheduled sale or attempted sale of any Parcel of Property or Unit of Equipment hereunder (including, without limitation, (as applicable) the Outstanding Lease Balance, the Purchase Option Price, the Maximum Recourse Amount or the Gross Sales Proceeds) for more than five (5) Business Days, (iii) failure of the Lessee to pay Basic Rent for more than five (5) Business Days after such payment is due pursuant to Section 7 hereof, or (iv) failure of the Lessee to pay Additional Rent or any other amount payable by the Lessee hereunder or under any other Credit Document to which it is a party for more than five (5) Business Days after receipt of written demand thereof from the Lessor or any assignee thereof; or

(b) Failure to maintain the insurance required by Section 10 hereof, or default in the performance of the covenant contained in paragraph (1) of Section 10 hereof; provided, however, that the Lessee's failure to maintain the insurance required under Section 10 hereof shall not become an Event of Default if the Lessee corrects such failure within one (1) Business Day following such lapse or failure; or

(c) (i) Default in the performance of any term, covenant or condition to be performed by it under Section 12.1 or Section 12.2 hereof, or the Guarantor shall fail to observe or perform any term, covenant or condition to be performed by it under the Guaranty or Sections 8.1. 8.2 or 8.3 of the Credit Agreement; or
(ii) default in the performance of any other material obligation or covenant of the Lessee or the Guarantor pursuant to this Lease, the Guaranty or any other Credit Document to which it is a party other than those described in this
Section 18 and, in each such case, such failure shall have continued for thirty
(30) days or such shorter period as may be specified in such Credit Document after the earlier of (x) the date on which any Responsible Officer of the Lessee having direct responsibility for the Property of the Lessee or the Guarantor, as applicable, shall have actual knowledge thereof and (y) delivery to the Lessee or the Guarantor of written notice thereof from the Lessor; or

(d) The entry of a decree or order for relief in respect of the Lessee, the Guarantor or any Material Subsidiary by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee, the Guarantor or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law and such decree or order remains unstayed and in effect for forty-five (45) consecutive days, or the commencement against the Lessee, the Guarantor or any Material Subsidiary of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of forty-five (45) consecutive days; or

(e) The suspension or discontinuance of the Lessee's, the Guarantor's or any Material Subsidiary's business operations, the Lessee's, the Guarantor's or any Material Subsidiary's insolvency (however evidenced) or the Lessee's, the Guarantor's or any Material Subsidiary's admission of insolvency or bankruptcy, or the commencement by the Lessee, the Guarantor or any Material Subsidiary of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by the Lessee, the Guarantor or any Material Subsidiary to the appointment of or possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other taking, similar official) of the Lessee, the Guarantor, any Material Subsidiary or of any substantial part of the Lessee's, the Guarantor's or any Material Subsidiary's property, or the making by the Lessee, the Guarantor or any Material Subsidiary of an assignment for the benefit of creditors, or the failure of the Lessee, the Guarantor or any Material Subsidiary generally to pay its debts as such debts become due, or the taking of corporate action by the Lessee, the Guarantor or any Material Subsidiary in furtherance of any such action; or

(f) A default or event of default, the effect of which is to permit the holder or holders of any Indebtedness, or a trustee or agent on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity shall occur under the provisions of any agreement pursuant to which such Indebtedness was created or instrument evidencing such Indebtedness in excess of $10,000,000 in the aggregate of the Lessee, the Guarantor, any of the Guarantor's other Subsidiaries or any obligation of the Lessee, the Guarantor or any of the Guarantor's other Subsidiaries for the payment of such Indebtedness shall become or be declared to be due and payable prior to its stated maturity, or shall not be paid when due; or

(g) Any representation or warranty made by the Lessee in this Lease or any other Credit Document to which it IS a party proves to be false or inaccurate in any material respect on or as of the date made or deemed made, except for such inaccuracies or misstatements which are not material, and if capable of remedy, shall remain unremedied for thirty (30) days after the earlier of (i) the date on which any Responsible Officer of the Lessee having direct responsibility for the Property shall have actual knowledge thereof, and (ii) delivery to the Lessee of written notice thereof from the Lessor or any permitted assignee thereof; or

(h) Final non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Lessee, or in excess of $10,000,000 in the aggregate shall be rendered against the Guarantor or any of the Guarantor's Subsidiaries (including the Lessee) by any court of competent jurisdiction and the same shall remain undischarged for a period of sixty (60) days during which execution of such judgment or judgments shall not be effectively stayed; or

(i) Any representation or warranty made by the Guarantor in the Guaranty or any other Credit Document proves to be false or inaccurate in any material respect or the Guarantor shall fail to perform or observe any agreement or covenant contained in the Guaranty or any other Credit Document, except for such inaccuracies or misstatements which are not material, and if capable of remedy, shall remain unremedied for thirty (30) days after the earlier of (x) the date on which any Responsible Officer of the Guarantor shall have actual knowledge thereof, and (y) delivery to the Guarantor of written notice thereof from the Lessor or any permitted assignee thereof; or

(j) The Guaranty ceases to be in full force and effect or Guarantor denies or disaffirms its obligations under the Guaranty; or

(k) The Conduit Agent shall have delivered a Notice of Default to the Lessee; or

(1) Any provision under any Credit Document with respect to the Property or the payment obligations of the Lessee or the Guarantor or any Lien granted under any Credit Document shall, in whole or in part, other than solely as the result of an intentional act of a Lessor Party, terminate, cease to be effective against, or cease to be the legally valid, binding and enforceable obligation of, the Lessee or the Guarantor, as the case may be, the effect of which, in any such case, shall deprive any party to such Credit Document of any material benefits and rights intended to be created thereby, or except as permitted under any Credit Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien; or

(m) The Lessee or the Guarantor shall directly or indirectly contest in any manner the effectiveness, validity, binding nature or enforceability of any Credit Document or any Lien granted under any Credit Document; or

(n) With respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Lessor Parties shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Guarantor or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or

(o) With respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Lessor Parties shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Guarantor or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan.

(z) Section 19 of the Lease Agreement is hereby amended by

(i) adding immediately after the section title, so as to precede the sentence beginning with the words "Upon the occurrence", two sentences which are to be read in their entirety as follows:

Upon the occurrence and continuance of any Event of Default of the type described in clause (d) or (e) of Section 18, the Lessee shall immediately become obligated to pay the then outstanding amount of the Outstanding Lease Balance together with all accrued and unpaid Basic Rent and Additional Rent, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Lease or any other Credit Document to the contrary notwithstanding. Upon written notice by the Lessor to the Lessee after the occurrence and continuance of any other Event of Default, the Lessee shall immediately become obligated to pay the then outstanding amount of the Outstanding Lease Balance together with all accrued and unpaid Basic Rent and Additional Rent.;

(ii) amending clause (c) by inserting "(i)" before the word "sell";

(iii) amending clause (c) by adding a new subclause (ii) to be read in its entirety as follows:

and (ii) if the Lessor shall so elect, demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that the Lessor's actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount) (in lieu of Basic Rent due for periods commencing after the Basic Rent Payment Date coinciding with such date of sale (or, if the sale date is not a Basic Rent Payment Date, the Basic Rent Payment Date next preceding the date of such sale>>, an amount equal to (A) the excess, if any, of (1) the Outstanding Lease Balance calculated as of such Basic Rent Payment Date (plus all Basic Rent and Additional Rent due and unpaid to and including such Basic Rent Payment
Date), over (2) the net proceeds of such sale (that is, after deducting all costs and expenses incurred by the Lessor or incident to such conveyance, including, without limitation, repossession costs, brokerage commissions, prorations, transfer taxes, fees and expenses for counsel, title insurance fees, survey costs, recording fees, and any repair costs); plus (B) interest at the Overdue Rate on the foregoing amount from such Basic Rent Payment Date until the date of payment;

(iv) amending clause (d) by deleting the final word "and" with the preceding semicolon and inserting in place thereof a period and new language to be read in its entirety as follows:

If the Lessee has breached this Lease and abandoned the Property, this Lease shall continue in effect for so long as the Lessor does not terminate the Lessee's right to possession, and the Lessor may enforce all of the Lessor's rights and remedies under this Lease, including the right to recover the Basic Rent and Additional

Rent hereunder as it becomes due under this Lease. The following do not constitute a termination of the Lessee's right to possession:

(i) Acts of maintenance or preservation or efforts to relet the Property or any portion thereof;

(ii) The appointment of a receiver upon the initiative of the Lessor to protect the Lessor's interest under this Lease; or

(iii) Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by the Lessee;

(v) amending clause (e) by deleting the final period and inserting in place thereof a semicolon;

(vi) amending clause (f) by adding new language to the end thereof to be read in its entirety as follows:

During the continuance of an Event of Default, the Lessor may enter the Property in accordance with applicable law without terminating this Lease and sublet all or any part of the Property for the Lessee's account to any Person, for such term (which may be a period beyond the remaining Lease Term), at such rents and on such other terms and conditions as are commercially reasonable. If the rents received by the Lessor from such subletting, after application as provided above, are insufficient in any period to pay Basic Rent and Additional Rent due and payable hereunder for such period, the Lessee shall pay such deficiency to the Lessor upon demand. Notwithstanding any such subletting for the Lessee's account without termination, the Lessor may at any time thereafter, by written notice to the Lessee, elect to terminate this Lease by virtue of a previous Event of Default;

(vii) adding new clauses (g). (h). and (i) to be read in their entirety as follows:

(g) Demand in writing that the Lessee surrender the Property promptly to the Lessor in compliance with the Surrender Conditions and in the manner and condition required by, and otherwise in accordance with all of the provisions of, Section 12 hereof as if the Property was being surrendered after the exercise of a Remarketing Option, and the Lessor shall not be liable for the reimbursement of the Lessee for any costs and expenses incurred by the Lessee in connection therewith and without prejudice to any other remedy which the Lessor may have for possession of the Property, and to the extent and in the manner permitted by Applicable Law, enter upon the land and take immediate possession of (to the exclusion of the Lessee) the Property therein or any part thereof and expel or remove the Lessee, by summary proceedings or otherwise, all without liability to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to the other damages of the Lessor, the Lessee shall be responsible for all costs and expenses incurred by the Lessor in connection with any reletting of all or any of the Property (including reasonable brokers' fees) and all costs of any repairs or alterations made by the Lessor;

(h) Demand, by written notice to the Lessee, that the Lessee purchase, on the date specified in such notice such date in all cases to be at least twenty (20) days from the date of notice, the Property for the Outstanding Lease Balance plus all other amounts then due and owing hereunder in accordance with the provisions of Section 13 hereof; or

(i) Exercise its remedies under any other Credit Document.;

(viii) deleting the three occurrences of the term "Adjusted Acquisition Cost" and inserting in place thereof the term "Outstanding Lease Balance";

(aa) Section 20 of the Lease Agreement is hereby amended by

(i) deleting the two occurrences of the term "Adjusted Acquisition Cost" and inserting in place thereof the term "Outstanding Lease Balance";

(ii) deleting the words "and Variable Component of Basic Rent" with the preceding comma and inserting in place thereof the word "and";

(bb) Section 23 of the Lease Agreement is hereby amended by amending and restating the language following the phrase "The initial addresses of the parties hereto are as follows:" to be read in its entirety as follows:

If to the Lessor:

Flatirons Funding, Limited Partnership
c/o KeyCorp. Leasing 54 State Street
Albany, New York 12207

Attention: Donald Davis
Telephone: (518) 486-8984
Telecopy: (518) 487-4635

With a copy of all notices under this Section 23 to be simultaneously given, delivered or served to the following address:

KeyBank National Association
601 108th Avenue Northeast, 5th Floor
Bellevue, Washington 98004

Attention: Kim Richmond
Telephone: (425) 709-4584
Telecopy: (425) 709-4565

If to the Lessee:

Electronic Arts Redwood, Inc.
209 Redwood Shores Parkway
Redwood City, California 94065

Attention: David Carbone
President
Telephone: (650) 628-7240
Telecopy: (650) 628-1395

With a copy of all notices under this Section 23 to be simultaneously given, delivered or served to the following address:

Electronic Arts, Inc.
209 Redwood Shores Parkway
Redwood City, California 94065

Attention: General Counsel
Telephone: (650) 628-7395
Telecopy: (650) 628-1395

With a copy of all notices under this Section 23 to any Assignee at such address as such Assignee may specify by written notice to the Lessor and the Lessee.;

(cc) Section 30 of the Lease Agreement is hereby amended by

(i) amending subparagraph 30(b) by inserting after the first occurrence of the word "herein" the words "including, but not limited to, the Credit Documents," preceded by a comma;

(ii) amending and restating the bold capitalized language in subparagraph 30(d) to be read in its entirety as follows:

THIS LEASE HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA. THE LESSEE AND THE LESSOR AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LA W OF THE ST ATE OF CALIFORNIA, THIS LEASE, AND THE RIGHTS AND DUTIES OF THE LESSEE AND THE LESSOR HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THE LESSEE HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA AND THE SUPERIOR COURT OF THE STATE OF CALIFORNIA IN THE COUNTY OF SAN FRANCISCO IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS LEASE OR THE

TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LESSEE HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS LEASE OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LESSEE AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. THE LESSEE AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS LEASE OR ANY METHOD AUTHORIZED BY THE LAWS OF CALIFORNIA. THE LESSOR AND THE LESSEE EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATED TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE LESSOR AND THE LESSEE ACKNOWLEDGE THAT THE PROVISIONS OF THIS PARAGRAPH (D) OF SECTION 30 HAVE BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.;

(iii) deleting the language of subparagraphs 30(g) and 30(h) and inserting in place thereof the words "Intentionally omitted." surrounded by brackets;

(iv) amending subparagraph 30(i} by deleting the words "the Agreement for Lease and this Lease" and inserting in place thereof the words "this Lease and of the other Credit Documents";

(dd) Section 31 of the Lease Agreement is hereby amended and restated to be read in its entirety as follows:

SECTION 31. NO RECOURSE.

The parties hereto agree that neither the Lessor nor any of its general or limited partners shall have any personal liability whatsoever to the Lessee or its respective successors and assigns for any claim based on or in respect of this Lease or any of the other Credit Documents or arising in any way from the transactions contemplated hereby or thereby; provided, however, that the Lessor shall be liable for its own willful misconduct or gross negligence (or negligence in the handling of funds), for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in Section 7.4 of the Credit Agreement or from the failure of the Lessor to perform its covenants and agreements set forth in the Credit Agreement, or for any tax based on or measured by any fees, commission or compensation received by it for acting as a Lessor as contemplated by the Credit Documents. It is understood and agreed that, except as provided in the preceding proviso, neither the Lessor nor any of its general or limited partners shall have any personal liability under any of the Credit Documents as a result of acting pursuant to and consistent with any of the Credit Documents; all obligations of the Lessor to the Lessee are solely nonrecourse obligations except, as to the Lessor, to the extent that the Lessor has received payment from others; all such personal liability of the Lessor and of any of its general or limited partners is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Credit Documents by the Lessor.

(ee) A new Section 33 of the Lease Agreement is hereby added to be read in its entirety as follows:

SECTION 33. ENVIRONMENTAL MATTERS

(a) Remediation of Environmental Claims. The Lessee shall, at the Lessee's sole cost and expense, promptly and diligently commence any Remedial Action necessary to remove, clean up or remediate all Adverse Environmental Conditions and all Environmental Claims relating to the Property in accordance with Legal Requirements.

(b) Notices and Reports Concerning Environmental Matters. The Lessee shall promptly, but in any event within fifteen (15) Business Days from the date the Lessee has actual knowledge thereof, provide to the Agent on behalf of the Lessor Parties written notice of any pending Adverse Environmental Condition or Environmental Claim relating to the Property for which the Remediation Costs could reasonably be expected to exceed, or where the aggregate costs of all such matters could reasonably be expected to exceed, $2,000,000, or of any Release (in quantities or in a manner that may violate applicable Environmental Laws) on, at, under or from the Property. All such notices shall describe in reasonable detail the Adverse Environmental Condition, Environmental Claim, or Release and the nature of the claim, action or proceeding and the Lessee's proposed response thereto. In addition, the Lessee shall provide to Agent on behalf of the Lessor Parties within ten (10) Business Days of receipt, copies of all written communications with any Governmental Authority relating to any Adverse Environmental Condition or Environmental Claim in connection with the Property with respect to which the claims described in the first sentence of this Section 33(b) are pending. The Lessee shall also promptly provide such detailed reports of any Adverse Environmental Condition or Environmental Claims relating to the Property as may reasonably be requested by the Lessor Parties. In the event that the Lessor receives written notice of any Adverse Environmental Condition, Environmental Claim or any Release on or in connection with the Property, the Lessor shall promptly give notice thereof to the Lessee and the other Lessor Parties.

Upon completion of any required Remedial Action of such Environmental Claims by the Lessee, the Lessee shall provide to the Agent on behalf of the Lessor

Parties (i) a report by a consultant reasonably acceptable to such parties describing such Adverse Environmental Conditions or Environmental Claims and the actions taken by the Lessee (or its agents) in response to such Adverse Environmental Conditions or Environmental Claims, (ii) a statement by the consultant that such Adverse Environmental Conditions or Environmental Claims have been remedied in compliance with all applicable Environmental Law, and
(iii) a "No Further Action" letter or similar documentation by an applicable Governmental Authority, if applicable and available in a reasonable time and at reasonable expense. The Lessee shall provide the Agent on behalf of the Lessor Parties with copies of each such document promptly following its preparation or receipt by the Lessee. Each Environmental Claim and Adverse Environmental Condition relating to the Property shall, regardless of the cost of its remediation, be remedied in accordance with Legal Requirements hereof prior to the Financing Termination Date unless the Property shall have been purchased by the Lessee (or its designee) in accordance with Sections 13 or 14 hereof.

(c) Upon the request of the Lessor, at any time and from time to time after the occurrence of an Event of Default hereof or at such other time as the Lessor has reasonable grounds to believe that Hazardous Substances have been Released, stored (in quantities or a manner that may violate Environmental Laws) or disposed of on or around the Property or that the Property may be in violation of the Environmental Laws, the Lessee shall provide, at the Lessee's sole expense, an inspection or audit of the Property prepared by a hydro geologist or environmental engineer or other appropriate consultant reasonably approved by the Agent on behalf of the Lessor indicating the presence or absence of Hazardous Substances on the Property. If the Lessee fails to provide such inspection or audit within thirty (30) days after such request, the Lessor may order the same, and the Lessee hereby grants to the Lessor access to the Property and an irrevocable license to undertake such inspection or audit. The cost of such inspection or audit shall be paid by the Lessee.

(d) No Reduction of Other Obligations. Nothing in this Section 33 shall reduce or limit the Lessee's other obligations under this Lease or in the other Credit Documents.

(ff) A new Section 34 of the Lease Agreement is hereby added to be read in its entirety as follows:

SECTION 34. RIGHTS OF THE LESSEE.

Subject to the terms of the other Credit Documents to which the Lessee is a party, during the Lease Term at any time when no Event of Default shall exist, the Lessee shall be entitled to receive, enjoy, distribute and otherwise dispose of the income, royalties, payments, recoveries and other proceeds with respect to (or included as a part of) the Property without the consent or joinder of the Lessor.

(gg) A new Section 35 of the Lease Agreement is hereby added to be read in its entirety as follows:

SECTION 35. EXCESS PROCEEDS

Notwithstanding anything to the contrary contained in this Lease, after the occurrence and during the continuance of an Event of Loss, a Default, Event of Default, Acceleration Event or Unmatured Acceleration Event other than an Event of Default pursuant to clause (a), (d) or (e) of Section 18 of this Lease, the Lessee shall have the right to pay an amount equal to the Outstanding Lease Balance of this Lease plus all accrued and unpaid Basic Rent plus any Supplemental Rent due and owing hereunder and under the Credit Agreement or any other Credit Document, with the amount of such Outstanding Lease Balance, Basic Rent and Supplemental Rent to be determined as of such date of payment, and upon such payment, the Property shall be reconveyed to the Lessee or its designee in accordance with the provisions of Section 13 of this Lease; provided, however, that such right of the Lessee shall terminate on the earliest of (i) the date occurring thirty (30) days after notice to the Lessee from the Lessor or any assignee thereof of the applicable Event of Default, (ii) the date occurring thirty (30) days after the Lessor has commenced its exercise of remedies under
Section 18 of this Lease and (iii) the occurrence of any Event of Default under clause (a), (d) or (e) of Section 18 hereof.

3. Property Leased. The Lessor and the Lessee each acknowledge and agree that the only property currently leased under the Lease Agreement is the property described in AFL Unit Leasing Record dated December 1, 1998, consisting of an eight-story office building, a six- story office building, a four-story parking structure, and a two-story conference center, situated on the real property commonly known as Lot 3 and 4 and Parcels A and C, as shown on the map entitled "ELECTRONICS ARTS" filed March 27, 1997, Book 127 of Maps, pages 86 through 89, San Mateo County Records, together with appurtenant easements, as is more specifically described on Exhibit A attached hereto.

4. Initial Term: Extended Term. The Lessor and the Lessee each acknowledges and agrees that the Initial Term commenced on December 1, 1998, and expires on November 30,2001, and that the Extended Term commences on December 1, 2001 and shall expire on November 30, 2038.

5. Effective Date. The amendments effected by Paragraph 2 above shall become effective on July 16, 2001 (the "Effective Date"), subject to receipt by the Lessor, on or prior to the Effective Date of the following, each in form and substance satisfactory to the Lessor and the Lessor's counsel:

(a) This Amendment duly executed by the Lessor and the Lessee;

(b) Each of the conditions set forth in the Credit Agreement shall have been satisfied; and

(c) Such other evidence as the Lessor may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Amendment and the other Credit Documents.

6. Effect of this Amendment. On and after the Effective Date, each reference in the Lease Agreement and the other Credit Documents shall mean the Lease Agreement as amended hereby. Except as specifically amended above, (a) the Lease Agreement shall remain in full force and effect and is hereby ratified and affirmed and (b) the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lessor, nor constitute a waiver of any provision of the Lease Agreement, Credit Agreement or any other Credit Document.

7. Conflicts with Credit Documents in General. The parties hereto acknowledge and agree that in the event there is deemed to be any conflict or ambiguity between the terms and provisions of the Lease Agreement and the terms and provisions of the other Credit Documents, the terms and provisions of the other Credit Documents shall control.

8.Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

(b) Headings: Headings in this Amendment are for convenience of reference only and are not part of the substance hereof.

(c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

                         [The signature page follows.]

IN WITNESS WHEREOF, Lessee and Lessor have caused this Amendment to be executed as of the day and year first above written.

LESSEE:

ELECTRONIC ARTS REDWOOD, INC.


By:         /s/ Khuyen Dang
   -----------------------------------
Name:         Khuyen Dang
Title:  Chief Financial Officer

LESSOR:
FLA TIRONS FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership

By: SELCO Redwood, LLC,
a Delaware limited liability company, its general partner

By:

SELCO Service Corporation, an Ohio corporation doing business in California as Ohio SELCO Service Corporation, its sole member

By:
   ___________________________________
Name:         Donald Davis
Title:       Vice President

IN WITNESS WHEREOF, Lessee and Lessor have caused this Amendment to be executed as of the day and year first above written.

LESSEE:

ELECTRONIC ARTS REDWOOD, INC.


By:__________________________________
Name:
Title:

LESSOR:

FLATIRONS FUNDING, LIMITED
PARTNERSHIP. a Delaware limited partnership

By: SELCO Redwood, LLC,
a Delaware limited liability company, its general partner

By: SELCO Service Corporation, an Ohio corporation doing business in California as Ohio SELCO Service Corporation, its sole member


By:  /s/ Donald Davis
   -----------------------------------
Name:  Donald Davis
Title: Vice President

-Amendment No.2 to Lease Agreement-

THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART.

Receipt of this original counterpart of the foregoing Amendment No.2 to Lease Agreement is hereby acknowledged as of the date hereof.

KEYBANK NATIONAL ASSOCIATION, as the Agent


By: /s/ Thomas A. Crandell
   ----------------------------------------
Name:  Thomas A. Crandell
Title: Senior Vice President

                                    Exhibit A

The land is situated in the State of California, County of San Mateo, City of Redwood City and is described as follows:

PARCEL I:

Lots 3 and 4 and Parcels A and C as shown on the map entitled "ELECTRONICS ARTS" filed March 27,1997, Book 127 of Maps, pages 86 through 89, San Mateo County Records.

PARCEL II:

Non-exclusive easements appurtenant to Parcel I above for the purposes as defined in that certain Easement and Covenants Agreement dated March 27, 1997, by and between Shores Business Center Association and Flatirons Funding, Limited Partnership, recorded March 27, 1997, Document No. 97034607, San Mateo County Records, as amended by First Amendment to Easement and Covenants Agreement dated August 31, 1998, recorded September 2, 1998, Document No. 98141940, San Mateo County Records, and by Second Amendment to Easements and Covenants Agreement dated June 13,2000, and recorded July 10, 2000, Document No. 2000- 084044 ("Second Amendment") over under and across those areas described as "Utility Easement No.3-Lot D", "Covered Walkway Easement No.4-Lot D", "Utility Easement No.5-Lot D", "Utility and Covered Walkway Easement No.6-Lot E" and "Utility Easement No.7-Lot E" in Exhibit D of the Second Amendment.

PARCEL III:

Easements appurtenant to Parcels I and II above for the purposes set forth in Sections 11.4(a), 11.4( c), 11.5( a) and 11.6 in the Declaration of Covenants, Conditions, Easements and Restrictions, Electronic Arts Business Park recorded September 18, 1998, Document No. 98150182, San Mateo County Records.

A.P.No.: 095-481-040                                 JPN 127 086 000 0003 T
         095-481-050                                     127 086 000 0004 T
         095-481-080                                     127 086 000 0007 T
         095-482-020                                     127 086 000 0008 T